Pricing Supplement No.6 Dated October 20, 1998
(To Prospectus and Prospectus Supplement
Dated March 26, 1998)

                                                                  Rule 424(b)(3)
                                                          Registration Statement
                                                                   No. 333-41059

                               U.S.$5,000,000,000
                            FORD MOTOR CREDIT COMPANY

                           Medium-Term Notes Due from
                              9 Months to 30 Years
                               from Date of Issue


     Ford Motor Credit Company has designated $100,000,000 aggregate principal amount of its Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue having specific terms set forth below. Lehman Brothers Inc. has agreed to purchase the Notes at a price of 99.825% of their principal amount for resale at an initial public offering price of 100% of their principal amount.
After the initial public offering, the offering price may be changed.



Issue Date:                                     October 23, 1998.

Principal Amount:                               $100,000,000.

Interest Rate Basis:                            LIBOR having an Index Maturity
                                                of three months plus 34 basis
                                                points.

Interest Reset Dates:                           On the Issue Date and thereafter
                                                quarterly on the 23rd day of the
                                                months of March, June,
                                                September, and December
                                                commencing December 23, 1998.

Interest Payment Dates:                         Quarterly on the 23rd day of the
                                                months of March, June, September
                                                and December except that the
                                                final scheduled Interest Payment
                                                Date shall be the Stated
                                                Maturity.

Stated Maturity:                                September 25, 2000.

Reference Agent:                                The Chase Manhattan Bank.



                                 LEHMAN BROTHERS